Exhibit 10.25

Summary of Executive Officer Compensation

The following executive officers of ABIOMED, Inc. are at will employees of ABIOMED, Inc. and have not entered into a formal employment agreement with ABIOMED, Inc. The current understanding between each employee and ABIOMED, Inc. with respect to the employee’s compensation is as follows:

Name	Base Salary	Target Fiscal 2016 Bonus (Percentage of Salary)
William J. Bolt	$306,348	60%

Andrew J. Greenfield	$290,759	60%

Michael G. Howley	$318,964	65%

These officers are also eligible to receive grants of stock options and other awards at the discretion of ABIOMED’s Compensation Committee.

We have an employment agreement with our Chief Executive Officer, Michael R. Minogue, which sets forth the terms of his employment. Mr. Minogue’s current salary is $629,853 and his target bonus for fiscal 2016 is 120% of salary. We have an offer letter with our Chief Financial Officer, Robert L. Bowen, which sets forth the terms of his employment. Mr. Bowen’s current salary is $333,022 and his target bonus for fiscal 2016 is 60% of salary. We also have an offer letter with our Chief Operating Officer, David M. Weber, which sets forth the terms of his employment. Mr. Weber’s current salary is $364,396 and his target bonus for fiscal 2016 is 70% of salary.